Exhibit 99.1

NEWS RELEASE

Coeur Announces Sale of its 100%-Owned Bolivian Subsidiary
Represents major step in Company’s ongoing portfolio optimization efforts
Sale expected to positively impact Companywide costs, margins, cash flow, and mine life

Chicago, Illinois – December 22, 2017 – Coeur Mining, Inc. (“Coeur” or the “Company”) (NYSE: CDE) is pleased to announce that it and certain of its subsidiaries have entered into a definitive agreement (the “Agreement”) to sell all of the outstanding capital stock of its wholly-owned subsidiary, Empresa Minera Manquiri, S.A. (“Manquiri”), which is the owner and operator of the San Bartolomé Mine and processing facility located near Potosí, Bolivia (the “Transaction”).  The Agreement provides that Manquiri will be sold to Argentum Investments, AB (“Argentum”), a privately-held Swedish company owned by a group of Mexican individuals with extensive mining experience in Latin America.

Under the Agreement, affiliates of Argentum will acquire Manquiri from Coeur for the following consideration:

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2.0% net smelter returns royalty (the “NSR”) payable to Coeur on all metals processed through the San Bartolomé Mine’s processing facility, commencing on the first anniversary of the closing of the Transaction.  Coeur estimates the value of this NSR to be approximately $5 million.

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All refunds of pre-closing value added tax (“VAT”) that will be collected or received by Manquiri in the future will be paid to Coeur (net of collection costs).  The balance of outstanding VAT as of November 30, 2017 was $13 million.

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One-year promissory notes to Coeur with an aggregate principal amount equal to Manquiri’s cash and cash equivalents as of the earlier of closing of the Transaction and January 31, 2018 (the “Notes”).  Manquiri’s cash and cash equivalents were $28 million as of November 30, 2017.  Coeur believes structuring this component of consideration as one-year promissory notes will provide Manquiri with a robust level of working capital as Argentum begins to execute its multi-year operating plan.

As an all-stock transaction, except as otherwise specifically provided in the Agreement, all of the current and future assets and liabilities of Manquiri, including its processing facility, mineral rights and other assets, and its current and long-term liabilities (including future reclamation and closure liabilities), will remain with Manquiri after ownership of the entity is transferred to Argentum.

“The sale of 100% of the shares of Manquiri reflects our strategy to continually optimize our portfolio and to focus on developing and operating high-quality, North American precious metals assets.  San Bartolomé was an important operation for the Company after it was constructed and placed into production in 2008. However, the mine’s short remaining life, higher operating costs and future estimated closure-related costs led the Company to conclude that a sale to a new owner at this time made strong strategic sense,” said Mitchell J. Krebs, Coeur’s President and Chief Executive Officer.  “By retaining a 2.0% NSR, Coeur will also preserve upside exposure to San Bartolomé as Argentum continues to operate the mine and pursue opportunities to generate additional value from this asset.”

NEWS RELEASE

Other terms of the Transaction include a guaranty by Coeur, subject to there being no uncured default under the Notes, of (i) any extension or amendment of Manquiri’s credit facility, which provides $12 million of undrawn borrowing capacity, for one-year post-closing, to bolster Manquiri’s continued access to working capital, and (ii) 50% of the currently estimated future reclamation costs of San Bartolomé, equal to approximately $9 million based on currently estimated reclamation costs of $18 million, payable as and when incurred by Manquiri, if San Bartolomé permanently ceases operations within one year of closing.  For clarity, these guaranties will be effective only if there is no uncured default under the Notes.

The Transaction is expected to close in early 2018.

About Coeur
Coeur Mining, Inc. is a well-diversified, growing precious metals producer with six precious metals mines in the Americas employing approximately 2,300 people. Coeur’s wholly-owned operations include the Palmarejo silver-gold complex in Mexico, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska, the Wharf gold mine in South Dakota, the Silvertip silver-zinc-lead mine in British Columbia and the San Bartolomé silver mine in Bolivia.  In addition, the Company owns the La Preciosa project in Mexico, a silver-gold exploration stage project. Coeur conducts exploration activities in North America.

Cautionary Statements
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding the anticipated sale of Manquiri, Coeur’s Bolivian subsidiary that holds the San Bartolomé mine and processing facility, and anticipated consideration value. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that the transaction does not close on a timely basis or at all, the risk that anticipated consideration value for the sale of Manquiri is not realized due to Manquiri’s inability to operate successfully post-closing or other factors, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and a sustained lower price environment, the uncertainties inherent in production, exploratory and developmental activities, including risks relating to permitting and regulatory delays, ground conditions, grade variability, any future labor disputes or work stoppages, the uncertainties inherent in the estimation of resources, the effects of environmental and other governmental regulations, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, the political risks and uncertainties associated with operations in Bolivia, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur’s most recent reports on Form 10-K or Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.

For Additional Information
Coeur Mining, Inc.
104 S. Michigan Avenue, Suite 900
Chicago, Illinois 60603
Attention: Courtney Lynn, Vice President, Investor Relations and Treasurer
Phone: (312) 489-5800
www.coeur.com